Exhibit 5.2

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218

FILE 77199.2
October 24, 2011
Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Vallès 08174
Barcelona, Spain
Grifols Inc.:
Exchange Offer
Ladies and Gentlemen:
     We have acted as special counsel in the Commonwealth of Virginia to Grifols Inc., a Virginia corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form F-4 (as may be amended from time to time, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof by Grifols, S.A., a company organized under the laws of the Kingdom of Spain (“Parent”), the Company and the other subsidiaries of Parent listed on Exhibit A hereto (the “Subsidiary Guarantors”), of (i) $1,100,000,000 aggregate principal amount of the Company’s 8.25% Senior Notes due 2018 (the “Exchange Notes”) and (ii) the guarantees of the Company’s obligations under the Exchange Notes by Parent and the Subsidiary Guarantors (the “Guarantees”). The Exchange Notes are to be issued in exchange (the “Exchange Offer”) for an equal aggregate principal amount of the Company’s unregistered 8.25% Senior Notes due 2018 (the “Existing Notes”) originally issued by Giant Funding Corp., an escrow company (the Escrow Issuer”) on January 21, 2011, and assumed by the Company and guaranteed by the Parent and the Subsidiary Guarantors effective as of June 1, 2011, in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Exchange Notes and the Guarantees (collectively, the “Securities”) will be issued pursuant to the terms of that certain Indenture dated as of January 21, 2011 (the “Base Indenture”) by and between the Escrow Issuer and The Bank of New York, Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of June 1, 2011 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of October 4, 2011 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), by and among Parent, the Company, the Subsidiary Guarantors party thereto and the Trustee. The terms of the Exchange Offer are described in the Registration Statement. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Indenture.
ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

Grifols, S.A.

     This opinion is being furnished in accordance with the requirements of Item 21 of Form F-4 and Item 601(b)(5)(i) of Regulation S-K.
     In connection with the foregoing, we have examined executed counterparts or facsimile, electronic or photostatic copies of executed counterparts of the following (unless otherwise noted below):
     1. the Base Indenture;
     2. the First Supplemental Indenture;
     3. the Second Supplemental Indenture;
     4. the Existing Notes;
     5. the form of the Exchange Notes;
     6. the certificate of good standing with respect to the Company dated October 11, 2011, and confirmed on the date hereof, issued by the State Corporation Commission of the Commonwealth of Virginia (the “Good Standing Certificate”);
     7. the Amended and Restated Articles of Incorporation of the Company, certified by the State Corporation Commission of the Commonwealth of Virginia (the “Articles of Incorporation”);
     8. the Amended and Restated Bylaws of the Company (the “Bylaws” and, together with the Articles of Incorporation, the “Governing Documents”); and
     9. the unanimous written consent of the Board of Directors of the Company dated June 1, 2011.
     In rendering the opinions expressed below, we have examined, and relied upon the accuracy of, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters. We have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such documents. For purposes of opinion paragraph 3, we have assumed conformity of the final Exchange Notes, when executed, delivered and issued by the Company, with the form of Exchange Notes reviewed by us.

Grifols, S.A.

     In rendering this opinion, our examination of matters of law has been limited to, and we express no opinion as to the law of any jurisdiction other than, the laws of the Commonwealth of Virginia.
     Based upon the foregoing, and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:
     1. The Company (a) is a corporation validly existing and, based solely on the Good Standing Certificate, in good standing under the laws of the Commonwealth of Virginia and (b) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Exchange Notes.
     2. The Indenture has been duly authorized by all necessary corporate action and has been duly executed and delivered by the Company.
     3. The Exchange Notes have been duly and validly authorized for execution, delivery and issuance by the Company.
     4. The execution and delivery of the Exchange Notes by the Company, and the consummation of the transactions contemplated thereby, will not violate (i) the Governing Documents or (ii) any applicable Commonwealth of Virginia law, rule or regulation.
     We express no opinion regarding compliance with state securities laws and regulations.
     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC. Proskauer Rose LLP, special counsel to the Parent, the Company and the Subsidiary Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Virginia law for purposes of its opinion in connection with the Securities.
     This opinion speaks as of its date and does not purport to address matters which may arise after such date. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth. Finally, our opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.
Very truly yours,
/s/ Hunton & Williams LLP

Exhibit A
Subsidiary Guarantors

1.	Grifols Biologicals Inc.

2.	Biomat USA Inc.

3.	Grifols Therapeutics Inc. (f/k/a Talecris Biotherapeutics, Inc).

4.	Talecris Plasma Resources, Inc.

5.	Instituto Grifols, S.A.

6.	Diagnostic Grifols, S.A.

7.	Movaco, S.A.

8.	Laboratorios Grifols, S.A.

9.	Grifols Italia, S.p.A.

10.	Grifols Deutschland GmbH